Exhibit 97.2 – Clawback Policy Acknowledgement

O’Reilly Automotive, Inc.

Amended and Restated Incentive Compensation Clawback Policy
Acknowledgment, Consent and Agreement

I acknowledge that I have received and reviewed a copy of the O’Reilly Automotive, Inc. Amended and Restated Incentive Compensation Clawback Policy (as may be amended from time to time, the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Erroneously Awarded Compensation and Additional Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from any member of the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.

Signed:  Print Name:   Date: